Exhibit (q)(4)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Meredith Jackson, Patrick Dennis and David Hearth, and each of them, her true and lawful attorney-in-fact as agent with full power of substitution and resubstitution for her in her name, place, and stead, to sign any and all registration statements applicable to TCW Alternative Funds and any amendment or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Jess Ravich
Jess Ravich

March 9, 2015